Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS DECLARES REGULAR QUARTERLY

CASH DIVIDEND AND REPORTS THIRD QUARTER 2014 RESULTS

Dallas, Texas, October 29, 2014 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2014 results:  Revenues increased to $39.1 million from $36.9 million in the comparable 2013 quarter, an increase of $2.2 million, or 5.9%.  Revenues from the Company’s lime and limestone operations in the third quarter 2014 increased $2.4 million, or 6.6%, to $37.9 million from $35.5 million in the comparable 2013 quarter, while revenues from its natural gas interests decreased $0.2 million, or 13.1%, to $1.2 million from $1.4 million in the comparable prior year quarter.  For the nine months ended September 30, 2014, revenues increased to $114.4 million from $103.7 million in the comparable 2013 period, an increase of $10.8 million, or 10.4%.  Revenues from the Company’s lime and limestone operations in the first nine months 2014 increased $10.9 million, or 11.0%, to $110.2 million from $99.3 million in the comparable 2013 period, while revenues from its natural gas interests decreased $0.1 million, or 2.4%, to $4.2 million from $4.3 million in the comparable prior year period.

The increase in lime and limestone revenues in the 2014 periods, compared to the comparable 2013 periods, resulted from increased sales volumes to the Company’s construction, oil and gas services and industrial customers, compared to the comparable 2013 periods.  In addition, in the first nine months 2014, a portion of the increase in lime and limestone sales volumes resulted from lime sales to another lime producer for delivery to its customers, which sales primarily occurred in the second quarter 2014 and ceased in August 2014.  Also, prices realized for the Company’s lime and limestone products in the 2014 periods increased slightly, compared to the comparable 2013 periods.

Production volumes from the Company’s natural gas interests in the third quarter 2014 totaled 209 thousand MCF, sold at an average price of $5.84 per MCF, compared to 239 thousand MCF, sold at an average price of $5.87 per MCF, in the comparable 2013 quarter.  Production volumes in the first nine months 2014 from natural gas interests totaled 641 thousand MCF, sold at an average price of $6.57 per MCF, compared to the first nine months 2013 when 751 thousand MCF was produced and sold at an average price of $5.75 per MCF.  The Company’s average price per MCF for the first nine months 2014 was higher than the average price for the comparable 2013 period primarily due to increases in natural gas prices in the first six months 2014.

The Company’s gross profit was $9.9 million in the third quarter 2014, compared to $9.1 million in the comparable 2013 quarter, an increase of $0.8 million, or 8.5%. Gross profit in the first nine months 2014 was $28.9 million, an increase of $4.5 million, or 18.6%, from $24.4 million in the first nine months 2013.

Included in gross profit in the third quarter and first nine months 2014 were $9.3 million and $26.6 million, respectively, from the Company’s lime and limestone operations, compared to $8.4 million and $22.4 million, respectively, in the comparable 2013 periods.  The increased gross profit for the Company’s lime and limestone operations in the third quarter and first nine months 2014 resulted primarily from the increased revenues discussed above.

Gross profit from the Company’s natural gas interests was $0.6 million and $2.3 million in the third quarter and first nine months 2014, respectively, compared to $0.7 million and $1.9 million, respectively, in the comparable 2013 periods.

The Company reported net income of $5.4 million ($0.97 per share diluted) in the third quarter 2014, compared to net income of $4.8 million ($0.86 per share diluted) in the third quarter 2013, an increase of $0.6 million, or 13.3%.  In the first nine months 2014, net income increased by $3.5 million, or 28.5%, to $15.6 million ($2.80 per share diluted), compared to $12.2 million ($2.19 per share diluted) in the first nine months 2013.

“We are pleased that increased sales volumes for our lime and limestone products resulted in increased revenues in this year’s third quarter, compared to the third quarter 2013,” said Timothy W. Byrne, President and Chief Executive Officer.  “However, we remain concerned about the consistent availability of truck transportation to deliver our products to our customers on a timely basis,” Mr. Byrne added.

Dividend

The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable on December 18, 2014 to shareholders of record at the close of business on November 28, 2014.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

INCOME STATEMENTS
Revenues
Lime and limestone operations	$37,855	$35,498	$110,226	$99,337
Natural gas interests	1,218	1,401	4,214	4,319
Total	$39,073	$36,899	$114,440	$103,656

Gross profit
Lime and limestone operations	$9,271	$8,409	$26,637	$22,439
Natural gas interests	612	701	2,261	1,926
Total	$9,883	$9,110	$28,898	$24,365
Operating profit	$7,479	$6,887	$21,894	$17,700
Interest expense	369	451	1,176	1,405
Other expense (income), net	10	59	(43)	(15)
Income tax expense	1,674	1,588	5,125	4,139
Net income	$5,426	$4,789	$15,636	$12,171
Income per share of common stock:
Basic	$0.97	$0.86	$2.80	$2.19
Diluted	$0.97	$0.86	$2.80	$2.19
Weighted-average shares outstanding:
Basic	5,578	5,563	5,578	5,560
Diluted	5,589	5,574	5,588	5,570
Cash dividend per share of common stock	$0.125	$—	$0.375	$—

	September 30,	December 31,
	2014	2013
BALANCE SHEETS
Assets:
Current assets	$92,189	$78,844
Property, plant and equipment, net	105,645	108,487
Other assets, net	161	195
Total assets	$197,995	$187,526
Liabilities and Stockholders’ Equity:
Current liabilities	$13,906	$14,348
Debt, excluding current installments	12,917	16,667
Deferred tax liabilities, net	18,209	17,799
Other liabilities	1,529	1,907
Stockholders’ equity	151,434	136,805
Total liabilities and stockholders’ equity	$197,995	$187,526

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